Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 09/06/2022 10:15 AM
Original ID: 2018-000796587
Amendment ID: 2022-003824619

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

Emergent Health Corp.

2. Article number(s) 10 is amended as follows:
***See checklist below for article number information.**

Revision and Increase of Series C Non-Voting Preferred Stock

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

Amendment to Increase of Series C Non-Voting Preferred Stock

4. The amendment was adopted on August 19, 2022
(Date – mm/dd/yyyy)

RECEIVED
AUG 29 2022
WYOMING
SECRETARY OF STATE

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

- [ ] **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

- [ ] **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

- [x] **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: ____________________
(May be executed by Chairman of Board, President or another of its officers.)

Date: August 22, 2022
(mm/dd/yyyy)

Print Name: Jim Morrison

Title: President

Contact Person: James W. Zimbler

Daytime Phone Number: 631-806-1420

Email: admin@emergenthealthcompany.com

***(An email address is required.** Email(s) provided will receive important reminders, notices and filing evidence.)*

Checklist

- [ ] ***Filing Fee: $60.00*** Make check or money order payable to Wyoming Secretary of State.
- [ ] **Processing time is up to 15 business days** following the date of receipt in our office.
- [ ] *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. ***Article number(s) is not the same as the filing ID number.***
- [ ] Please mail with payment to the address at the top of this form. **This form cannot be accepted via email.**
- [ ] Please review the form prior to submission. **The Secretary of State's Office is unable to process incomplete forms.**

Class C Convertible Non-Voting Preferred Stock Designation

ARTICLES OF AMENDMENT TO ARTICLES OF CORPORATION OF EMERGENT HEALTH CORP.

DESIGNATION CLASS C CONVERTIBLE NON-VOTING PREFERRED STOCK

Pursuant to Ttile 17 – Chapter 16 of the Wyoming Business Corporation Act, Emergent Health Crop., a Wyoming corporation, (the "Corporation"), does hereby certify:

The Articles of Corporation of the Corporation (the "Charter") confer upon the Board of Directors of the Corporation, (the Board of Directors") the authority to provide for the issuance, from time to time, in one or more series, of shares of preferred stock and, in the resolution or resolutions providing for such issuance, establish for each such series the number of shares, the designations, powers, privileges, preferences and rights, if any, of the shares of such series, and the qualifications, limitations and restrictions, if any, of such series, to the fullest extent permitted by the Wyoming Business Corporation Act as the same exists or may hereafter be amended. On August 19, 2022, the Board of Directors duly adopted the following resolution creating a series of preferred stock designated as the Class C Convertible Non-Voting Preferred Stock, comprised of Fifteen Million (15,000,000) authorized shares, and such resolution has not been modified and is in full force and effect on the date hereof.

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Charter, a series of the class of authorized preferred stock, par value $0.001 per share, of the Corporation is hereby created and amended and that designation and number of shares thereof and the powers, preferences, and rights of the shares of such series, and the qualifications, limitations and restrictions thereof as are follows:

FIRST; These Articles of Amendment were adopted by the Board of Directors on August 19, 2022, in the manner prescribes by Title 17, Chapter 16 of the Wyoming Business Corporation Act. Majority Shareholder approval was required and obtained.

SECOND: That pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Corporation, as amended, of the Corporation (the "Articles of Corporation"), the Board of Directors adopted the following resolution on August 19, 2022, designation 15,000,000 shares of the Company's authorized preferred stock as "Series Class C Convertible Non-Voting Preferred Stock":

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Articles of Corporation, a series of Preferred Stock, having a par value of $0.001 per share, of the Corporation be and is hereby created, and amended, and that the designation and number of shares thereof, and the voting and other powers, preferences and relative participating, optional or other rights of the shares of such series, and the qualification, limitations and restrictions thereof, as follows:

TERMS OF
SERIES CLASS C CONVERTIBLE NON-VOTING PREFERRED STOCK

Fifteen Million (15,000,000) shares of the authorized and issued and unissued Preferred Stock of the Corporation are hereby designated "Series Class C Convertible Non-Voting Preferred Stock" with the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations.

1. Fractional Shares. Series Class C Convertible Non-Voting Preferred Stock may be issued in fractional shares.

2. Dividends. Series Class C Convertible Non-Voting Preferred Stock shall be treated *pari passu* with Common Stock except that the dividend on each share of Series Class C Convertible Non-Voting Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate.

3. Liquidation, Dissolution, or Winding Up. Payments to Holders of Series Class C Convertible Non-Voting Preferred Stock shall be treated *pari passu* with Common Stock except that the payment on each share of Series Class C Convertible Non-Voting Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate.

4. Voting. The shares of Series Class C Convertible Non-Voting Preferred Stock shall not vote on matters as a class with the holders of common stock and each share of Series Class C Convertible Non-Voting Preferred Stock shall not be entitled to the number of votes per share until after conversion takes place.

5. Conversion Rate and Adjustments.
(a) *Conversion Rate.* The Conversion Rate shall be 100 shares of common stock (as adjusted pursuant to this Section 5) for each share of Series Class C Convertible Non-Voting Preferred Stock.

(b) *Adjustment for Stock Splits and Combinations.* If the Corporation shall at any time or from time to time after the issuance of the Series Class C Convertible Non-Voting Preferred Stock effect a subdivision of the outstanding common stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the issuance of the Series Class C Convertible Non-Voting Preferred Stock combine the outstanding shares of common stock, the Conversion Rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) *Adjustment for Merger or Reorganization, etc.* If there shall occur any reorganization, recapitalization, reclassification, consolidation, or merger involving the Corporation in which the

common stock (but not the Series Class C Convertible Non-Voting Preferred Stock) is converted into or exchanged for securities, cash, or other property, then, following any such reorganization, recapitalization, reclassification, consolidation, or merger, each share of Series Class C Convertible Non-Voting Preferred Stock shall thereafter be convertible in lieu of the common stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of common stock of the Corporation issuable upon conversion of one share of Series Class C Convertible Non-Voting Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, or merger would have been entitled to receive pursuant to such transaction.

6. Automatic Conversion. No share of the Series Class C Convertible Non-Voting Preferred Stock shall be converted into shares of common stock prior to January 1, 2024. Effective January 1, 2024 (the "Automatic Conversion Date"), all issued and outstanding shares of Series Class C Convertible Non-Voting Preferred Stock shall be converted into shares of common stock at the then applicable Conversion Rate; *provided, however*, that the holders of not less than a majority of the then issued and outstanding shares of Series Class C Convertible Non-Voting Preferred Stock may, from time to time, by written consent delivered to the Corporation, vote to extend, or reduce, the Automatic Conversion Date to a future date certain.

7. Anti-Dilution Provision. The holders of the Series Class C Convertible Non-Voting Preferred Stock shall have anti-dilution rights (the "Anti-Dilution Rights") during the two-year period after the Series Class C Convertible Non-Voting Preferred Stock converted into shares of common stock at its then effective Conversion Rate. The anti-dilution rights shall be pro-rata to the holder's ownership of the Series Class C Convertible Non-Voting Preferred Stock. The Company agrees to assure that the holders of the Series Class C Convertible Non-Voting Preferred Stock shall have and maintain at all times, full ratchet anti-dilution protection rights as to the total number of issued and outstanding shares of common stock and preferred stock of the Company from time to time, at the rate of 80%, calculated on a fully diluted basis. In the event that the Company issues any shares of common stock, preferred stock or any security convertible into or exchangeable for common stock or preferred stock to any person or entity, the Company agrees to undertake all necessary measures as may be necessary or expedient to accommodate its performance under this Series Class C Convertible Non-Voting Preferred Stock, including, without limitation, the amendment of its articles of incorporation to the extent necessary to provide for a sufficient number of shares of authorized common stock or preferred stock to be issued to Series Class C Convertible Non-Voting Preferred Stock holders so as to maintain in Series Class C Convertible Non-Voting Preferred Stock holders, a 80% interest in the common stock and preferred stock of the Company, calculated on a fully-diluted basis.

8. Waiver. Any of the rights, powers, or preferences of the holders of Series Class C Convertible Non-Voting Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series Class C Convertible Non-Voting Preferred Stock then outstanding.

RESOLVED, FURTHER, that any executive officer of the Corporation be and they hereby is authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Wyoming law.

IN WITNESS WHEREOF, the undersigned have executed these Certificate of Designation this 18th Day of August 2022.

DocuSigned by:

/s/ Jim Morrison

ECE9D532AD12490...

Name: Jim Morrison
Title: CEO